Exhibit 99.1

Amarin Reports Fourth Quarter and Year-End 2014 Financial Results

and Provides Update on Operations

-Revenues of $54.2 million for 2014 more than double 2013 revenues of $26.4 million-

-REDUCE-IT cardiovascular outcomes study continuing on schedule-

-Ex-US licensing further validates Vascepa potential-

- Conference Call Set for 4:30 p.m. EST Today -

BEDMINSTER, N.J., and DUBLIN, Ireland, March 3, 2015 — Amarin Corporation plc (Nasdaq: AMRN), a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, today announced financial results for the quarter and year ended December 31, 2014, and provided an update on company operations.

Key Amarin achievements since September 30, 2014 include:

•	Revenue growth: Recognized $16.5 million in net product revenue from Vascepa sales in Q4 2014 compared to $14.1 million in Q3 2014, an increase of 17%, and recognized $54.2 million in product revenue in 2014 as compared to $26.4 million 2013, an increase of 105%;

•	Productivity improvement: Continued improvement in sales and marketing productivity as SG&A costs intentionally declined approximately $44.5 million in 2014, or 36%, as compared to 2013, while revenues increased;

•	R&D progress: REDUCE-IT cardiovascular outcomes study, designed to provide data to support a significantly expanded label for Vascepa, continued on schedule for a protocol pre-specified interim efficacy look by the independent Data Monitoring Committee (DMC) in 2016 and, if not stopped early, for completion in 2017 and presentation/publication of results in 2018;

•	China commercialization: Entered into a licensing agreement with Eddingpharm Ltd. in which Eddingpharm will develop and commercialize Vascepa® (icosapent ethyl) in Mainland China, related territories and Taiwan. Terms include receipt in February 2015 of a non-refundable $15.0 million up-front payment, the potential to earn double-digit royalties on the sale of Vascepa in the territory and up to an additional $154.0 million development, regulatory and sales-based milestone payments with Eddingpharm responsible for costs for regulatory approvals, supply, marketing and sales;

•	Cash preservation: Lowered net cash used in operating activities to $13.6 million in Q4 2014 and $72.3 million for the year ended December 31, 2014 compared to $33.1 million and $190.3 million in the respective periods of 2013;

•	Prescription growth: Increased normalized prescriptions, based upon data from Symphony Health Solutions, by 11% in Q4 2014 compared to Q3 2014 and by 55% compared to Q4 2013; and

•	Managed care coverage expansion: Increased Vascepa Tier 2 managed care lives covered to over 125 million in the United States.

“Amarin made broad and significant progress in 2014 overcoming first quarter 2014 restructuring issues and starting 2015 with significant positive momentum,” commented John F. Thero, President and Chief Executive Officer of Amarin. “The more than doubling of Vascepa product revenues in 2014 compared to 2013 and significantly lower cash burn year over year is clear evidence of this progress. In addition, we witnessed the number of physicians prescribing Vascepa grow significantly and physician confidence in prescribing Vascepa increase as results in practice confirm Vascepa’s differentiated efficacy profile both for newly treated patients and for patients switched to Vascepa from earlier generation therapies. Peer reviewed third party research has also continued to confirm the favorable clinical profile of Vascepa.” Mr. Thero added, “Moreover, review and analysis of epidemiological, genetic and clinical data has increased our confidence that our REDUCE-IT cardiovascular outcomes study is well-positioned to succeed which could potentially lead to a significantly expanded indication for Vascepa. Adding to our momentum in 2015, our agreement to commercialize Vascepa in China further validates the Amarin investment hypothesis and marks our start of licensing Vascepa to leading commercialization partners around the world.”

Commercialization update – United States

Revenue growth in both the year ended December 31, 2014 and the fourth quarter of 2014 primarily resulted from increased shipment volumes of Vascepa to wholesalers in support of increased reorders and new orders of Vascepa. While the wholesale price of Vascepa increased 7% in late November 2014, the timing of this price increase, combined with rebates associated with expanded Tier 2 coverage, resulted in the average net unit price of Vascepa across the fourth quarter increasing modestly from the prior quarter. Normalized prescriptions (estimated) for the fourth quarter of 2014, based on data from Symphony Health Solutions and IMS Health, totaled approximately 146,000 and 131,000, respectively. These prescription levels represent growth of approximately 11% and 16%, respectively, compared to the quarter ended September 30, 2014, and an increase of approximately 55% and 66%, respectively, compared to the same quarter in 2013.

The increase in prescriptions during Q4 2014 reflects upon the sales and marketing activities of both Amarin and our Vascepa co-promotion partner, Kowa Pharmaceuticals America, Inc. Amarin’s sales representatives in Q4 continued to detail in higher frequency a select group of the highest potential target physicians on the benefits of Vascepa. These targets represent both the largest current prescribers of Vascepa and are believed to represent the greatest potential for further Vascepa prescription growth. While Amarin anticipates the largest portion of its future sales growth to continue to come from efforts of Amarin’s sales representatives, Amarin in Q4 again witnessed increasing contributions to overall Vascepa revenue growth from Kowa Pharmaceuticals America, Inc. co-promotion. During Q4, growth was noted from physicians targeted by Amarin sales representatives only, Amarin and Kowa Pharmaceuticals America, Inc. sales representatives jointly, and Kowa Pharmaceuticals America, Inc. sales representatives only.

Positive feedback on the effects of Vascepa continues to be reported by physicians treating both new and switched patients, consistent with data on patients switched to Vascepa such as those reported by Dr. Amir Hassan in the November 2014 publication of Cardiology and Therapy. Physicians continue to recognize that for very high triglyceride patients also treated with statins for cholesterol management, Vascepa can provide benefit without offsetting the bad cholesterol-lowering effect of statin therapy.

Research & development update

The REDUCE-IT cardiovascular outcomes study continues to be the centerpiece of Amarin’s on-going R&D efforts. This is the first prospective double-blinded cardiovascular outcomes study of any drug in a population of patients who, despite stable statin therapy, have elevated triglyceride levels. Unlike outcomes studies for many drugs that are designed to validate a currently approved drug indication, based on the results of REDUCE-IT, we plan to seek additional indicated uses for Vascepa that include and extend beyond the populations studied in the MARINE and ANCHOR trials. These additional indications would potentially address tens of millions of patients in the United States and worldwide with elevated triglyceride levels representing an opportunity comparable in size to cholesterol management therapy. In the REDUCE-IT study, we seek to demonstrate benefit by augmenting, not replacing, statin therapy.

The REDUCE-IT study is designed to be completed upon documenting 1,612 patients with positively adjudicated primary endpoint events. The study was initially designed for 6,990 patients. For added statistical strength, before the trial started, Amarin expanded target enrollment to 8,000 patients. Thus far, over 7,300 patients have been enrolled in the REDUCE-IT cardiovascular outcomes study representing over 90% of total targeted enrollment. We anticipate completing study enrollment in 2015. The REDUCE-IT study was designed with 90% power to detect a 15% relative risk reduction, and the study protocol pre-specifies one interim analysis after 60% of events accrue. Thus far the pooled, blinded event rate in the REDUCE-IT study is tracking to our expectations for the 60% interim look by the independent DMC to occur during 2016. Based on the efficacy and safety results at the interim look, the DMC could recommend to the independent Steering Committee and to Amarin to continue or stop the study. If the study is stopped based on overwhelming efficacy results, Amarin intends at that time to progress towards seeking approval for an expanded indication for Vascepa based on such results. Amarin is blinded to the results of the REDUCE-IT study and is planning for REDUCE-IT to continue until attainment of 100% of the 1,612 primary events which is estimated to be in 2017 with results anticipated to be published in 2018.

The U.S. Food and Drug Administration (FDA) has not provided us with a timeline for action on the ANCHOR sNDA, the PDUFA date for which was December 20, 2013. As previously announced, in September 2014, we were notified that the Office of New Drugs within FDA denied Amarin’s appeal of the FDA’s rescission of the ANCHOR clinical trial Special Protocol Assessment (SPA) agreement and we determined to not appeal further. While the FDA acknowledged that Vascepa lowered triglyceride levels in the ANCHOR study, based on the FDA rescinding the ANCHOR SPA agreement and stated desire to see the REDUCE-IT results, we do not expect a positive determination on the ANCHOR sNDA.

Commercialization update – ex-United States

Today we announced an exclusive agreement with Eddingpharm Ltd. to develop and commercialize Vascepa capsules in the territories of Mainland China, the Hong Kong and Macao Special Administrative Regions, and Taiwan for uses that are currently commercialized and under development by Amarin in the United States based on the MARINE, ANCHOR and ongoing REDUCE-IT clinical trials of Vascepa.

Under the agreement, Eddingpharm will be responsible for development and commercialization activities in the territory and associated expenses. Amarin will provide development assistance and be responsible for supplying the product. Terms of the agreement include up-front and milestone payments to Amarin of up to $169.0 million, including a non-refundable $15.0 million up-front payment and development, regulatory and sales-based milestone payments of up to an additional $154.0 million. Eddingpharm will also pay Amarin tiered double-digit percentage royalties on net sales of Vascepa in the territory escalating to the high teens. Amarin will supply finished product to Eddingpharm under negotiated supply terms.

The Chinese pharmaceutical market has been growing at an annual rate of approximately 20% during the past ten years and currently is the third largest pharmaceutical market in the world. This trend is expected to continue and enable the territory to surpass Japan as the second largest pharmaceutical market in the world by the end of this decade. The combination of the high prevalence rates of hypertriglyceridemia and large population size suggest that a great number of patients in China would benefit from therapy with Vascepa. To date, there has been no prescription grade pharmaceutical omega-3 product in China, and thus there is a high unmet need for an efficacious and safe product to treat the millions of patients that have related lipid abnormalities.

Financial update

Net product revenues for the three months ended December 31, 2014 and 2013 were $16.5 million and $10.1 million, respectively. Net product revenues for the years ended December 31, 2014 and 2013 were $54.2 million and $26.4 million, respectively. These increases in product revenues are primarily attributable to increases both in new and recurring prescriptions of Vascepa.

Cost of goods sold for the three months ended December 31, 2014 and 2013 were $5.8 million and $4.1 million, respectively. Cost of goods sold for the years ended December 31, 2014 and 2013 were $20.5 million and $11.9 million, respectively. Gross margin improved to 65% and 62% in the quarter and year ended December 31, 2014 compared to 59% and 55% in the quarter and year ended December 31, 2013. The improvement in gross margins in 2014 was primarily driven by lower unit cost active pharmaceutical ingredient, or API, purchases.

Selling, general and administrative expenses in the three months ended December 31, 2014 and 2013 were $18.4 million and $22.3 million, respectively, reflecting an intentional reduction in expenditures. Selling, general and administrative expenses in the years ended December 31, 2014 and 2013 were $79.3 million and $123.8 million, respectively. The decrease in such expenses was primarily driven by previously announced decisions to decrease sales force staffing in the fourth quarter of 2013 and decreased marketing program spend and other costs associated with the commercialization of Vascepa. In addition, 2013 was the year in which we commenced selling Vascepa and as such, included certain launch-year related costs. Other than anticipated growing costs for Kowa Pharmaceutical America, Inc.’s co-promotion, which is scheduled to increase based on increased contribution to gross margins from anticipated increases in levels of Vascepa revenues, future selling, general and administrative expenses are anticipated to be generally consistent in 2015. While we anticipate that our level of SG&A expenses will be variable quarter to quarter, we do not plan a significant increase in our SG&A spending until supported by considerably higher revenues.

Research and development expenses in the three months ended December 31, 2014 and 2013 were $12.4 million and $16.6 million, respectively. Research and development expenses in the years ended December 31,

2014 and 2013 were $50.3 million and $72.8 million, respectively. The decrease in such expenses was primarily driven by supply purchases in 2013 which were expensed prior to FDA approval of the related API suppliers and to reduced staffing and overhead costs in 2014. The decrease in expenses in the year to date period was also driven by a decrease in REDUCE-IT expenses reflecting both quarterly variability and some efficiency savings given that the trial was fully operational in 2014 across all countries and clinical sites. Research and development costs are expected to be slightly higher during 2015 as compared to 2014 as a result of the timing of REDUCE-IT costs, and such costs are expected to decline modestly thereafter upon completion of enrollment for REDUCE-IT.

Under GAAP, Amarin reported a net loss of $19.7 million in the fourth quarter of 2014, or basic and diluted loss per share of $0.11. This net loss included $2.7 million in non-cash share-based compensation expense and a $1.6 million non-cash gain on the change in fair value of derivatives. Amarin reported a net loss of $15.4 million in the fourth quarter of 2013, or basic and diluted loss per share of $0.09 and $0.27, respectively. This net loss included $0.5 million in non-cash share-based compensation expense, $2.5 million in non-cash warrant compensation income, and a $26.7 million non-cash gain on the change in the fair value of derivatives.

For the year ended December 31, 2014, Amarin reported a net loss of $56.4 million, or basic and diluted loss per share of $0.32 and $0.36, respectively. This net loss included $9.0 million in non-cash share-based compensation expense, $0.5 million in non-cash warrant compensation income, a $13.5 million non-cash gain on the change in fair value of derivatives, and a $38.0 million non-cash gain on extinguishment of debt. For the year ended December 31, 2013, Amarin reported a net loss of $166.2 million, or basic and diluted loss per share of $1.03 and $1.28, respectively. This net loss included $14.7 million in non-cash share-based compensation expense, $3.7 million in non-cash warrant compensation income, and a $47.7 million non-cash gain on the change in the fair value of derivatives.

Excluding non-cash gains or losses for share-based compensation, warrant compensation, change in fair value of derivatives and gain on extinguishment of debt, non-GAAP adjusted net loss was $18.5 million for the fourth quarter of 2014, or non-GAAP adjusted basic and diluted loss per share of $0.11, compared to non-GAAP adjusted net loss of $44.1 million for the three months ended December 31, 2013, or non-GAAP adjusted basic and diluted loss per share of $0.26. Adjusted net loss was $99.4 million for the year ended December 31, 2014, or non-GAAP adjusted basic and diluted loss per share of $0.57, compared to adjusted net loss of $203.0 million for the year ended December 31, 2013, or non-GAAP adjusted basic and diluted loss per share of $1.26.

Amarin reported cash and cash equivalents of $119.5 million at December 31, 2014, representing a net decrease of $15.9 million from reported cash and cash equivalents of $135.4 million as of September 30, 2014 and a net decrease of $72.0 million from reported cash and cash equivalents of $191.5 million as of December 31, 2013. Net cash used in operating activities in the year ended December 31, 2014 included approximately $44.3 million in sales and marketing related expenses and approximately $30.5 million of costs incurred through our contracted clinical research organization and for clinical trial materials in support of the REDUCE-IT cardiovascular outcomes study.

The improvement in net cash used in operating activities from operations to $72.3 million in the year ended December 31, 2014 compared to $190.3 million in the same period in 2013 reflects our focus on cash preservation and efficient spend targeting to maximize Vascepa revenues and minimize cash burn. It is anticipated that the company will experience fluctuations in quarterly net cash used in operating activities in the future.

Amarin’s liabilities as of December 31, 2014, excluding the fair value of the non-cash warrant derivative liability, totaled approximately $259.4 million, which includes $124.4 million for the carrying value of exchangeable debt and $94.4 million for the carrying value of the hybrid debt-like financing that we entered into in December 2012. The face value of the exchangeable debt is $150 million, of which $31.3 million could be called for repayment or exchange in or after January 2017 and $118.7 million could be called for repayment or exchange in January 2019. The hybrid debt-like instrument is repaid as a percentage of Vascepa revenues subject to quarterly maximum amounts. During 2014, $5.3 million was paid as interest on the exchangeable debt and $4.8 million was paid under the royalty formula associated with the hybrid debt-like instrument. There is no compounding of interest or cliff payment under this hybrid debt-like instrument except for repayment which is due in full upon a change of control.

As of December 31, 2014, Amarin had approximately 174.6 million American Depository Shares (ADSs) and ordinary shares outstanding as well as approximately 8.1 million and 10.7 million equivalent shares underlying warrants and stock options, respectively, at average exercise prices of $1.50 and $4.95, respectively, and 2.3 million equivalent shares underlying restricted or deferred stock units.

Conference call and webcast information

Amarin will host a conference call at 4:30 p.m. ET (9:30 p.m. UTC/GMT) today, March 3, 2015. The conference call can be heard live via the investor relations section of the company’s website at www.amarincorp.com, or via telephone by dialing 877-407-8033 within the United States or 201-689-8033 from outside the United States. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (inside the United States) or 201-612-7415 (outside the United States). A replay of the call will also be available through the company’s website shortly after the call. For both dial-in numbers please use conference ID 13599025.

Use of non-GAAP adjusted financial information

Included in this press release and the conference call referenced above are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, are included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net loss was derived by taking GAAP net loss and adjusting it for non-cash gains or losses for share-based compensation, warrant compensation, change in value of derivatives and gain on extinguishment of debt. Management believes that these non-GAAP adjusted measures provide investors with a better understanding of the company’s historical results from its core business operations. While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Amarin’s clinical program includes commitment to an ongoing outcomes study. Vascepa® (icosapent ethyl), Amarin’s first FDA approved product, is a highly-pure, omega-3 fatty acid product available by prescription. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

About Vascepa® (icosapent ethyl) capsules

Vascepa® (icosapent ethyl) capsules, known in scientific literature as AMR101, is a highly pure-EPA omega-3 prescription product in a 1 gram capsule.

Indications and Usage

•	Vascepa (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

•	The effect of Vascepa on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for Vascepa

•	Vascepa is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to Vascepa or any of its components and should be used with caution in patients with known hypersensitivity to fish and/or shellfish.

•	The most common reported adverse reaction (incidence >2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo). There was no reported adverse reaction >3% and greater than placebo.

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the FDA as an adjunct to diet to reduce triglyceride levels in adult patients with severe (>500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Nothing in this press release should be construed as marketing the use of Vascepa in any indication that has not been approved by the FDA.

Forward-looking statements

This press release contains forward-looking statements, including statements about the future commercialization of Vascepa, including the continued expansion of promotional efforts resulting from the co-promotion agreement with Kowa Pharmaceuticals America, Inc., the anticipated increase in prescriptions, expectations for revenue growth, product awareness, receptivity of clinicians to and patient experience with Vascepa; expectations regarding managed care coverage and continued growth in Tier 2 coverage; the pricing terms of commercial supply for Vascepa; expectations regarding cash burn, quarterly net cash used in operating activities, gross margins and cost of goods sold; Amarin plans related to its ANCHOR SPA agreement appeal and expectation regarding its pending ANCHOR sNDA; the efficacy, safety and therapeutic benefits of Vascepa; the ability of Amarin to continue the REDUCE-IT study in light of company resources and other factors; expectations for continued enrollment and following of patients in Amarin’s REDUCE-IT cardiovascular outcomes study; and expectations for the ultimate outcome of the REDUCE-IT study, if continued, and the ability to expand the approved label for Vascepa based on these results. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in its previous filings with the U.S. Securities and Exchange Commission, Amarin’s ability to effectively commercialize Vascepa will depend in part on its ability to continue to effectively finance its business, efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk associated with the FDA’s October 2013 rescission of the ANCHOR SPA agreement; the risk that FDA will follow the negative recommendation of the advisory committee in its review of the ANCHOR supplemental new drug application; the risk that the reductions in the company’s operating expenses will not be sufficient or will hurt sales; the risk that historical REDUCE-IT clinical trial enrollment and randomization rates may not be predictive of future results and related cost may increase beyond expectations; the risk that regulatory reviews may impact the current design of the REDUCE-IT study or cause a change in strategic direction with respect to continuation of the study, the risk that changes in studied lipid biomarkers in REDUCE-IT may not have clinically meaningful effect or support regulatory approvals; and the risk that patents may not be upheld in patent litigation and applications may not result in issued patents. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Important information regarding prescriptions data and product revenue

The historical prescription data provided in this press release is based on data published by third parties. References to normalized prescriptions equates to 120 capsules, or one month’s supply. Although Amarin believes these data are prepared on a period to period basis in a manner that is generally consistent and that such results are indicative of current prescription trends, these data are based on estimates and should not be relied upon as definitive. These data may overstate or understate actual prescriptions. Based on other data available to Amarin and the history of such third-party prescription estimates in the early stages of launch of other new pharmaceutical products, Amarin believes that the trends provided by this information can be useful to gauge current prescription levels. There is a limited amount of information available to determine the actual number of total prescriptions for prescription products like Vascepa. Amarin believes that investors should view these data with caution, as data for this single and limited period may not be representative of a trend consistent with the results presented or otherwise predictive of future results. Seasonal fluctuations in pharmaceutical sales, for example, may affect future prescription trends of Vascepa as could changes in prescriber sentiment and other factors. Amarin believes investors should consider its results during this quarter together with its results over several future quarters, or longer, before making an assessment about potential future performance. The commercial launch and co-promotion of a new pharmaceutical product are complex undertakings, and Amarin’s ability to effectively and profitably commercialize Vascepa will depend in part on its ability to continue to generate market demand for Vascepa through education, marketing and sales activities, its ability to achieve market acceptance of Vascepa, its ability to generate product revenue and its ability to receive adequate levels of reimbursement from third-party payers and its ability to benefit from continued contributions of its Vascepa co-promotion partner, Kowa Pharmaceuticals America, Inc. See “Risk Factors—Risks Related to the Commercialization and Development of Vascepa” included in Part I, Item 1A. Risk Factors in Amarin’s 2014 Annual Report on Form 10-K.

Availability of other information about Amarin

Investors and others should note that we communicate with our investors and the public using our company website (www.amarincorp.com), our investor relations website (http://www.amarincorp.com/investor-splash.html), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Amarin to review the information that we post on these channels, including our investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin contact information:

Michael Farrell

Investor Relations and Corporate Communications

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

Graham Morrell

Trout Group

In U.S.: +1 (646) 378-2954

gmorrell@troutgroup.com

CONSOLIDATED BALANCE SHEET DATA

(U.S. GAAP)

Unaudited

	December 31, 2014	December 31, 2013
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$119,539	$191,514
Restricted cash	600	1,000
Accounts receivable, net	7,842	3,645
Inventory, current	13,733	21,209
Deferred tax assets	934	471
Other current assets	2,633	1,563

Total current assets	$145,281	$219,402

Property, plant and equipment, net	381	579
Inventory, long-term	—	5,482
Deferred tax assets	12,556	11,944
Other non-current assets	2,826	4,360
Intangible asset, net	10,063	10,709

TOTAL ASSETS	$171,107	$252,476

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$8,525	$6,375
Current portion of long-term debt	15,394	12,974
Warrant derivative liability	119	6,894
Deferred revenue	—	1,703
Accrued expenses and other current liabilities	16,268	9,594

Total current liabilities	$40,306	$37,540

Long-Term Liabilities:
Exchangeable senior notes, net of discount	121,846	149,317
Long-term debt	89,617	87,717
Long-term debt derivative liabilities	7,400	11,100
Other long-term liabilities	386	658

Total liabilities	$259,555	$286,332

Stockholders’ Deficit:
Common stock	143,113	141,477
Additional paid-in capital	738,890	738,754
Treasury stock	(217)	(217)
Accumulated deficit	(970,234)	(913,870)

Total stockholders’ deficit	$(88,448)	$(33,856)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$171,107	$252,476

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(U.S. GAAP)

Unaudited

	Three months ended December 31,		Twelve months ended December 31,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2014	2013	2014	2013

Product revenues, net	$16,480	$10,106	$54,202	$26,351
Less: Cost of goods sold	5,848	4,099	20,485	11,912

Gross margin	10,632	6,007	33,717	14,439

Operating expenses:
Selling, general and administrative (1)	18,397	22,293	79,346	123,795
Research and development (1)	12,435	16,602	50,326	72,750

Total operating expenses	30,832	38,895	129,672	196,545

Operating loss	(20,200)	(32,888)	(95,955)	(182,106)

Gain on change in fair value of derivative liabilities (2)	1,602	26,651	13,472	47,710
Gain on extinguishment of debt	—	—	38,034	—
Interest expense, net	(4,914)	(7,190)	(18,479)	(33,836)
Other (expense) income, net	(267)	(351)	3,727	(1,189)

Loss from operations before taxes	(23,779)	(13,778)	(59,201)	(169,421)
Benefit from (provision for) income taxes	4,122	(1,633)	2,837	3,194

Net loss	$(19,657)	$(15,411)	$(56,364)	$(166,227)

Loss per share:
Basic	$(0.11)	$(0.09)	$(0.32)	$(1.03)
Diluted	$(0.11)	$(0.27)	$(0.36)	$(1.28)

Weighted average shares:
Basic	174,590	172,647	173,719	161,022
Diluted	174,590	176,122	173,824	167,070

(1)	Excluding non-cash stock- and warrant-based compensation, research and development expenses were $47,625 and $69,913 for 2014 and 2013, respectively, and selling, general and administrative expenses were $73,528 and $115,650, respectively, for the same periods.
(2)	Non-cash gains and losses result from changes in the fair value of a warrant derivative liability, long-term debt derivative liabilities, and forward exchange contracts.

RECONCILIATION OF NON-GAAP LIABILITIES

Unaudited

	December 31, 2014	December 31, 2013
	(in thousands)
Current Liabilities:
Accounts payable	$8,525	$6,375
Current portion of long-term debt	15,394	12,974
Warrant derivative liability	119	6,894
Deferred revenue	—	1,703
Accrued expenses and other current liabilities	16,268	9,594

Total current liabilities	$40,306	$37,540

Long-Term Liabilities:
Exchangeable senior notes, net of discount	121,846	149,317
Long-term debt	89,617	87,717
Long-term debt derivative liabilities	7,400	11,100
Other long-term liabilities	386	658

Total liabilities - GAAP	$259,555	$286,332

Warrant derivative liability	(119)	(6,894)

Total liabilities - non GAAP	$259,436	$279,438

RECONCILIATION OF NON-GAAP NET LOSS

Unaudited

	Three months ended December 31,		Twelve months ended December 31,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2014	2013	2014	2013
Net loss for EPS[1] - GAAP	$(19,657)	$(15,411)	$(56,364)	$(166,227)
Share based compensation expense	2,749	467	9,022	14,685
Warrant compensation income	—	(2,524)	(503)	(3,703)
Gain on change in fair value of derivatives	(1,602)	(26,651)	(13,472)	(47,710)
Gain on extinguishment of debt	—	—	(38,034)	—

Adjusted net loss for EPS[1] - non GAAP	$(18,510)	$(44,119)	$(99,351)	$(202,955)

[1] basic and diluted

Loss per share:
Basic and diluted - non GAAP	$(0.11)	$(0.26)	$(0.57)	$(1.26)

Weighted average shares:
Basic and diluted	174,590	172,647	173,719	161,022